Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of DuPont Fabros Technology, L.P. for the registration of debt securities and guarantees of debt securities and to the incorporation by reference therein of our reports dated February 25, 2015, with respect to consolidated financial statements and schedules of DuPont Fabros Technology, L.P., and the effectiveness of internal control over financial reporting of DuPont Fabros Technology, L.P., included in its Annual Report (Form 10-K) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

McLean, Virginia

June 2, 2015